Exhibit 10.1

PARTICIPATION AGREEMENT

REALTY INCOME CORPORATION

EXECUTIVE SEVERANCE PLAN

October 12, 2020

Dear Christie:

We are pleased to inform you that the Compensation Committee of the Board of Directors of Realty Income Corporation (the “Company”) has determined that, effective as of the date on which you commence your employment with the Company (currently expected to be on or about January 19, 2021) (the “Participation Date”), you shall be eligible to participate in the Company’s Executive Severance Plan (the “Plan”) as a Participant thereunder, subject to your execution and delivery of this Participation Agreement to the Company and subject to the terms and conditions of the Plan and this Participation Agreement. Capitalized terms used but not otherwise defined in this Participation Agreement will have the definitions provided in the Plan. This Participation Agreement shall be of no force or effect unless and until you commence employment with the Company, and, in the event that you do not commence employment with the Company on or prior to February 1, 2021, for any reason, this Participation Agreement shall thereupon automatically terminate and be of no further force or effect, and the Company shall have no liability to you with respect thereto, whether hereunder, under the Plan or otherwise.

For purposes of determining your Severance Benefits under the Plan:

•	Your Qualifying Termination Cash Severance Multiple shall be one (1).

•	Your CIC Termination Cash Severance Multiple shall be two (2).

•	Your Healthcare Continuation Period shall be equal to twelve (12) months in the event that you experience a Qualifying Termination (other than a CIC Termination) and eighteen (18) months in the event that you experience a CIC Termination.

In addition, notwithstanding anything to the contrary contained in any agreement governing any equity-based award granted to you by the Company (an “Award Agreement”), for purposes of any such Award Agreement, “Retirement” shall mean your “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code) with the Company, other than as a result of your death or termination by the Company for Cause, at a time when (i) the sum of your age and your consecutive years of service as an employee of the Company equals or exceeds sixty-five (65), and (ii) you have completed at least three (3) consecutive years of service as an employee of the Company.

This Participation Agreement is subject in all respects to the terms, conditions and provisions of the Plan, as amended from time to time, all of which are made a part of and incorporated by reference into this Participation Agreement. In the event of any conflict between the terms of this Participation Agreement and the terms of the Plan, the terms of the Plan shall govern. By signing this Participation Agreement, and as a condition of your eligibility for the payments and benefits set forth in the Plan, you agree to comply with the provisions of the Plan and you agree to comply with the provisions of this Participation Agreement (including, without limitation, the Restrictive Covenants set forth below) during your employment with the Company or any Subsidiary and, to the extent required by the Restrictive Covenants, after the termination of your employment regardless of the reason for such termination.

This Participation Agreement and the Plan constitute the entire agreement between you and the Company with respect to the subject matter hereof and, as of the Participation Date, shall supersede in all respects any and all prior agreements between you and the Company concerning such subject matter.

Restrictive Covenants

By signing below, you hereby acknowledge and agree that:

1.             During your employment with the Company, except as may be specifically permitted by the Board in writing, you shall not be engaged in any other business activity which would interfere with the performance of your duties with the Company or be competitive with the business of the Company. The foregoing restrictions shall not be construed as preventing you from making passive investments in other businesses or enterprises; provided, however, that such other investments will not require services on your part which would in any manner impair the performance of your duties with the Company, and provided further that such other businesses or enterprises are not engaged in any business competitive to the business of the Company.

2.             In light of the value to the Company of your knowledge, contacts and working relationships involving the business of the Company, you agree to utilize all of such capacities for the sole use and benefit of the Company and to first offer to the Company any and all of those opportunities which shall come to your knowledge which are within the area of business of the Company.

3.             In the course of your employment with the Company, you will receive certain trade secrets, know-how, lists of customers, employee records and other confidential information and knowledge concerning the business of the Company (hereinafter collectively referred to as “information”) which the Company desires to protect. You understand that such information is confidential, and you agree not to reveal such information to anyone outside the Company during the term of your employment with the Company and indefinitely thereafter. You further agree that during the term of your employment with the Company and indefinitely thereafter, you will not use such information, directly or indirectly, to compete against the Company. At such time as you shall cease to be employed by the Company, you shall surrender to the Company all papers, documents, writings and other property produced by you or coming into your possession by or through your employment with the Company and relating to the information referred to in this paragraph, and you agree that all such materials will at all times remain the property of the Company.

4.             During the term of your employment with the Company, all patents, processes and other proprietary information developed by you in the course of your employment shall be the sole and exclusive property of the Company. You covenant and agree to execute any documents or take any action necessary to effectively transfer any rights you may have in such proprietary information to the Company and to maintain the rights, interest and title of the Company in and to such information. Nothing herein shall be deemed to deny you the protection afforded by California Labor Code Section 2870.

5.             A remedy at law for any breach or attempted breach of Paragraphs 1, 2 and 3 above will be inadequate, and you therefore agree that the Company shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and you further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or any other equitable relief.

By signing below, you agree to the terms and conditions set forth herein and in the Plan, including without limitation, the Restrictive Covenants set forth above, and acknowledge: (a) your participation in the Plan as of the Participation Date; (b) that you have received and read a copy of the Plan; and (c) that the Restrictive Covenants set forth above shall survive and continue to apply in accordance with their terms notwithstanding a termination of your employment with the Company.

Sincerely,

REALTY INCOME CORPORATION

By:	/s/ Sumit Roy
Name:	Sumit Roy
Title:	President, CEO

Accepted and Agreed

By:	/s/ Christie B. Kelly
Name: Christie B. Kelly

Exhibit A

Realty Income Corporation Executive Severance Plan

Exhibit A